                                                                    Exhibit 4.32

                                                       Dated as of July 23, 2000

                                   MASTER NOTE
                  (CORPORATION, PARTNERSHIP, OR JOINT VENTURE)

         This Note has been executed by SUN HYDRAULICS CORPORATION, a corporation formed under the laws of the State of Florida ("Borrower"); if more than one entity executes this Note, the term "Borrower" refers to each of them individually and some or all of them collectively, and their obligations hereunder shall be joint and several.* If a land trustee executes this Note, "Borrower" as used in sections 6 and 7 below also includes any beneficiary(ies) of the land trust.**

         FOR VALUE RECEIVED, on or before August 15, 2002, the scheduled maturity date hereof, Borrower promises to pay to the order of NORTHERN TRUST BANK OF FLORIDA, N.A., a national banking association (hereafter, together with any subsequent holder hereof, called "Lender"), at its banking office at 1515 Ringling Blvd., Sarasota, FL, or at such other place as Lender may direct, the aggregate unpaid principal balance of each advance (a "Loan" and collectively the "Loans") made by Lender to Borrower hereunder. The total principal amount of Loans outstanding at any one time hereunder shall not exceed SEVEN MILLION FIVE HUNDRED THOUSAND AND 00/100 UNITED STATES DOLLARS ($7,500,000.00).

         Lender is hereby authorized by Borrower at any time and from time to time at Lender's sole option to attach a schedule (grid) to this Note and to endorse thereon notations with respect to each Loan specifying the date and principal amount thereof, the Interim Maturity Date (as defined below) (if applicable), the applicable interest rate and rate option, and the date and amount of each payment of principal and interest made by Borrower with respect to each such Loan. Lender's endorsements as well as its records relating to Loans shall be rebuttably presumptive evidence of the outstanding principal and interest on the Loans, and, in the event of inconsistency, shall prevail over any records of Borrower and any written confirmations of Loans given by Borrower.

         If Borrower wishes to obtain a Loan under this Note, Borrower shall notify Lender orally or in writing on a banking day. Any such notice shall be irrevocable; if the notice is received after 2:00 p.m. Eastern time the Loan may not be available until the next banking day. Additional procedures for "Bank Offered Rate" Loans, if available, are set forth below.

         Each request for a Loan shall be deemed to be a representation and warranty by Borrower to Lender that: (i) no Event of Default or Unmatured Event of Default (in each case as defined below) has occurred and is continuing as of the date of such request or would result from the making of the Loan; and (ii) Borrower's representations and warranties herein are true and correct as of such date as though made on such date. Upon receipt of each Loan request Lender in its sole discretion shall

-----------------

     *  Insert "N/A" in any blank in this Note which is not applicable.

     ** Land trustee may not sign upon direction of individual beneficiary(ies) unless Loans are for business purposes.




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have the right to request that Borrower provide to Lender, prior to Lender's funding of the Loan, a certificate executed by Borrower's President, Treasurer, or Chief Financial Officer (if Borrower is a corporation), or a general partner or joint venturer of Borrower (if Borrower is a partnership or joint venture) to such effect.

1.       INTEREST.

         Borrower agrees to pay interest on the unpaid principal amount from time to time outstanding hereunder at the following rate per year: (CHECK ONE
ONLY)

[X]      (i)      The "Prime-Based Rate", which shall mean the Prime Rate minus
         One percent (1.00%).

[ ] ***(ii) The "Bank Offered Rate", which shall be equal to that rate of interest offered by Lender and accepted by Borrower and fixed for periods of up to one year ("Interest Period(s)") (the last day of any Interest Period being referred to as an "Interim Maturity Date"). Other description N/A .

"Prime Rate" means that rate of interest announced from time to time by Lender called its prime rate, which rate may not at any time be the lowest rate charged by Lender. Changes in the rate of interest on the Loans resulting from a change in the Prime Rate shall take effect on the date set forth in each announcement of a change in the Prime Rate.

         Without limiting Borrower's obligation to repay all outstanding Loans in full on the scheduled maturity date, each Loan at the Bank Offered Rate shall be due and payable in full on its Interim Maturity Date. After the maturity of any Loan, whether by acceleration or otherwise, such Loan shall bear interest until paid, at a rate equal to _____ percent (____%) in addition to the rate in effect immediately prior to maturity (but not less than the Prime Rate in effect at maturity).

         If this Note bears interest at the Bank Offered Rate and Borrower requests a Loan, Lender shall in its sole discretion offer or decline to offer a Bank Offered Rate (and if it offers a Bank Offered Rate, the rate of such Bank Offered Rate shall be in Lender's sole discretion), and Borrower shall irrevocably accept or decline such particular Bank Offered Rate and the related Loan and confirm such acceptance in writing by letter or other written communication dated and sent the date of such borrowing. Any confirmation by Lender of the rate and Interest Period for any Bank Offered Rate Loan shall be conclusive in the absence of manifest error. Without limiting Borrower's obligations under any other document or instrument, Lender may rely without inquiry upon any person whom it reasonably believes to be a party authorized to accept or decline such Bank Offered Rate and the related Loan. Lender has no obligation to make a new Loan to Borrower when a Loan at the Bank Offered Rate matures on its Interim Maturity Date.

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     *** Do not use if collateral includes real estate.




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         Interest shall be computed for the actual number of days elapsed on the basis of a year consisting of 360 days, including the date a Loan is made and excluding the date a Loan or any portion thereof is paid or prepaid. Interest shall be due and payable as follows:

[X] Monthly, on the 23rd day of each month, beginning August 23, 2000, with all accrued but unpaid interest being due and payable in full with the final principal payment due hereunder.

[ ]      Quarterly, on the N/A day of each _____________, ______________,
         _____________, and ______________ in each year, beginning
         ______________, with all accrued but unpaid interest being due and payable in full with the final principal payment due hereunder.

[ ]      Other             N/A

In addition, if the Bank Offered Rate is available under this Note, interest on any Loan at the Bank Offered Rate, if not otherwise previously due and payable as indicated above, shall be due and payable in full on the last day of each Interest Period. After maturity interest shall be payable on demand.

2.       PREPAYMENTS.

         Borrower may prepay without penalty or premium any principal bearing interest at the Prime-Based Rate. If Borrower prepays any principal bearing interest at the Bank Offered Rate in whole or in part, or if the maturity of any such Bank Offered Rate principal is accelerated, then, to the fullest extent permitted by law Borrower shall also pay Lender for all losses (including but not limited to interest rate margin and any other losses of anticipated profits) and expenses incurred by reason of the liquidation or re-employment of deposits acquired by Lender to make the Loan or maintain principal outstanding at the Bank Offered Rate. Upon Lender's demand in writing specifying such losses and expenses, Borrower shall promptly pay them; Lender's specification shall be deemed correct in the absence of manifest error. Each Loan bearing interest at the Bank Offered Rate shall be conclusively deemed to have been funded by or on behalf of Lender by the purchase of a deposit corresponding in amount to such Loan and in maturity to the Interest Period specified by Lender.

3. REFERENCES TO PREVIOUS NOTES, FACILITY TYPE, COLLATERAL, GUARANTIES, LOAN & OTHER AGREEMENTS. (Check As Applicable)

LINE OF CREDIT: This Note has been executed pursuant to a line of credit. At the present time Lender intends to make available to Borrower credit as outlined herein or in any related letter until the maturity day indicated above unless in Lender's sole judgment there has occurred an adverse change in the assets, condition or prospects of Borrower or any guarantor. THE LINE OF CREDIT MAY BE CANCELLED OR REDUCED BY LENDER AT LENDER'S SOLE OPTION WITHOUT PRIOR NOTICE TO BORROWER OR ANY OTHER PERSON OR ENTITY. THE LINE OF CREDIT IS REVOCABLE NOTWITHSTANDING PAYMENT OF ANY FEES OR MAINTENANCE OF ANY ACCOUNT BALANCES, AS AND IF PROVIDED IN ANY ACCOMPANYING LETTER OR OTHER DOCUMENT PERTAINING TO SUCH FEES




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AND/OR BALANCES. Any such fees and/or balances shall be deemed compensation to
Lender for being prepared to respond to Borrower's requests for credit under this Note.

[X]      This Note amends, restates, renews and replaces in its entirety the note dated July 23, 1999, in the amount of $5,000,000.00 and any previously renewed note(s). Borrower hereby expressly confirms that all collateral and guaranties given for such prior note(s) shall secure or guarantee this Note. All amounts outstanding under such previous note(s) shall be deemed automatically outstanding hereunder.

[ ]      This Note is secured without limitation as provided in the following and all related documents, in each case as amended, modified, renewed, restated or replaced from time to time:

         [ ]      Security Agreement dated as of N/A.

         [ ] Mortgage dated as of N/A on property all or part of which is commonly known as N/A.

         [ ]      Pledge Agreement dated as of N/A.

         [ ]      Other (describe) N/A.

[X]      Payment of this Note has been unconditionally guaranteed by Sun
Hydraulik Holdings Limited, Sun Hydraulics Limited, & Sun Hydraulik GmbH (each individually and all collectively referred to as "guarantor") as provided in separately executed guaranties.

[X]      This Note has been executed pursuant to a Loan Agreement, dated as of the date hereof, as amended, modified, restated, renewed, or replaced from time to time, containing covenants and other terms, to which reference is hereby made.

4.       USE OF PROCEEDS. CHECK ONE:

[X]      Borrower represents and warrants that the proceeds of this Note will be used solely for business purposes, and not for personal, family or household use, within the meaning of Federal Truth-in-Lending and similar state laws and regulations.

[ ]      ****Borrower represents that the proceeds of this Note will be used for personal, family or household use. IF THIS OPTION IS CHECKED, THE FIRST LOAN MUST BE IN THE AMOUNT OF $25,001 OR MORE.

If Loan proceeds will be used to purchase or refinance the purchase of any property describe: N/A.

-----------------

    **** If this box is checked and a land trustee is signing the Note, do not take real estate as collateral.




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Notwithstanding any other provision hereof, if this Note is covered by
Regulation Z of the Federal Reserve Board (Truth-in-Lending) or any like disclosure requirement, this Note shall be secured by collateral referenced herein or in any other document only if disclosed in a related disclosure statement.

5.       REPRESENTATIONS.

Borrower hereby represents and warrants to Lender that:

         (a) Borrower and any "Subsidiary" (as defined below) are existing and in good standing under the laws of their state of formation, are duly qualified, in good standing and authorized to do business in each jurisdiction where failure to do so might have a material adverse impact on the consolidated assets, condition or prospects of Borrower; the execution, delivery and performance of this Note and all related documents and instruments are within Borrower's powers and have been authorized by all necessary corporate, partnership or joint venture action;

         (b) the execution, delivery and performance of this Note and all related documents and instruments have received any and all necessary governmental approval, and do not and will not contravene or conflict with any provision of law or of the partnership or joint venture or similar agreement, charter or by-laws of Borrower or any agreement affecting Borrower or its property; and

         (c) there has been no material adverse change in the business, condition, properties, assets, operations or prospects of Borrower or any guarantor since the date of the latest financial statements provided on behalf of Borrower or any guarantor to Lender prior to the execution of this Note.

"Subsidiary" means any corporation, partnership, joint venture, trust, or other legal entity of which Borrower owns directly or indirectly fifty percent (50%) or more of the outstanding voting stock or interest, or of which Borrower has effective control, by contract or otherwise.

6. EVENTS OF DEFAULT. The occurrence of any of the following shall constitute an "Event of Default":

         (a) failure to pay, when and as due, any principal, interest or other amounts payable hereunder; failure to comply with or perform any agreement or covenant of Borrower contained herein; or failure to furnish (or caused to be furnished to) Lender when and as requested by Lender (but not more often than once every twelve months) fully completed personal financial statement(s) of any individual guarantor on Lender's then-standard form together with such supporting information as Lender may reasonably request; or

         (b) any default, event of default, or similar event shall occur or continue under any other instrument, document, note, agreement, or guaranty delivered to Lender in connection with this




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Note, or any such instrument, document, note, agreement, or guaranty shall not be, or shall cease to be, enforceable in accordance with its terms; or

         (c) there shall occur any default or event of default, or any event or condition that might become such with notice or the passage of time or both, or any similar event, or any event that requires the prepayment of borrowed money or the acceleration of the maturity thereof, under the terms of any evidence of indebtedness or other agreement issued or assumed or entered into by Borrower, any Subsidiary, any general partner or joint venturer of Borrower, or any guarantor, or under the terms of any indenture, agreement, or instrument under which any such evidence of indebtedness or other agreement is issued, assumed, secured, or guaranteed, and such event shall continue beyond any applicable period of grace; or

         (d) any representation, warranty, schedule, certificate, financial statement, report, notice or other writing furnished by or on behalf of Borrower, any Subsidiary, any general partner or joint venturer of Borrower, or any guarantor to Lender is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified; or

         (e) any guaranty of or pledge of collateral security for this Note shall be repudiated or become unenforceable or incapable of performance, or

         (f) Borrower or any Subsidiary shall fail to maintain their existence in good standing in their state of formation or shall fail to be duly qualified, in good standing and authorized to do business in each jurisdiction where failure to do so might have a material adverse impact on the consolidated assets, condition or prospects of Borrower; or

         (g) Borrower, any Subsidiary, any general partner or joint venturer of Borrower, or any guarantor shall die, become incompetent, dissolve, liquidate, merge, consolidate, or cease to be in existence for any reason; or any general partner or joint venturer of Borrower shall withdraw or notify any partner or joint venturer of Borrower of its or his/her intention to withdraw as a partner or joint venturer (or to become a limited partner) of Borrower; or any general or limited partner or joint venturer of Borrower shall fail to make any contribution required by the partnership or joint venture agreement of Borrower as and when due under such agreement; or there shall be any change in the partnership or joint venture agreement of Borrower from that in force on the date hereof which may have a material adverse impact on the ability of Borrower to repay this Note, or

         (h) any person or entity presently not in control of a corporate, partnership or joint venture Borrower, any corporate general partner or joint venturer of Borrower, or any guarantor, shall obtain control directly or indirectly of Borrower, such a corporate general partner or joint venturer, or any guarantor, whether by purchase or gift of stock or assets, by contract, or otherwise; or

         (i) any proceeding (judicial or administrative) shall be commenced against Borrower, any Subsidiary, any general partner or joint venturer of Borrower, or any guarantor, or with respect to any assets of Borrower, any Subsidiary, any general partner or joint venturer of Borrower, or any guarantor which shall threaten to have a material and adverse effect on the assets, condition or




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prospects of Borrower, any Subsidiary, any general partner or joint venturer of
Borrower, or any guarantor; or final judgment(s) and/or settlement(s) in an aggregate amount in excess of _______________________________________ UNITED
STATES DOLLARS ($________________) in excess of insurance for which the insurer has confirmed coverage in writing, a copy of which writing has been furnished to Lender, shall be entered or agreed to in any suit or action commenced against Borrower, any Subsidiary, any general partner or joint venturer of Borrower or any guarantor; or

         (j) Borrower shall grant or any person (other than Lender) shall obtain a security interest in any collateral for this Note; Borrower or any other person shall perfect (or attempt to perfect) such a security interest; a court shall determine that Lender does not have a first-priority security interest in any of the collateral for this Note enforceable in accordance with the terms of the related documents; or any notice of a federal tax lien against Borrower or any general partner or joint venturer of Borrower shall be filed with any public recorder; or

         (k) there shall be any material loss or depreciation in the value of any collateral for this Note for any reason, or Lender shall otherwise reasonably deem itself insecure; or, unless expressly permitted by the related documents, all or any part of any collateral for this Note or any direct, indirect, legal, equitable or beneficial interest therein is assigned, transferred or sold without Lender's prior written consent; or

         (l) any bankruptcy, insolvency, reorganization, arrangement, readjustment, liquidation, dissolution, or similar proceeding, domestic or foreign, is instituted by or against Borrower, any Subsidiary, any general partner or joint venturer of Borrower, or any guarantor; or Borrower, any Subsidiary, any general partner or joint venturer of Borrower, or any guarantor shall take any steps toward, or to authorize, such a proceeding; or

         (m) Borrower, any Subsidiary, any general partner or joint venturer of Borrower, or any guarantor shall become insolvent, generally shall fail or be unable to pay its debts as they mature, shall admit in writing its inability to pay its debts as they mature, shall make a general assignment for the benefit of its creditors, shall enter into any composition or similar agreement, or shall suspend the transaction of all or a substantial portion of its usual business.

7.       DEFAULT REMEDIES.

         (a) Upon the occurrence and during the continuance of any Event of Default specified in Section 6(a)-(k), Lender at its option may declare this Note (principal, interest and other amounts) immediately due and payable without notice or demand of any kind. Upon the occurrence of any Event of Default specified in Section 6(l)-(m), this Note (principal, interest and other amounts) shall be immediately and automatically due and payable without action of any kind on the part of Lender. Upon the occurrence and during the continuance of any Event of Default, Lender may exercise any rights and remedies under this Note, any related document or instrument (including without limitation any pertaining to collateral), and at law or in equity.




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         In addition, without limiting the Lender's right to accelerate this
Note as provided above, if an Event of Default occurs and is continuing under
Section 6(a)-(k) (including without limitation failure to furnish or cause to be furnished financial statements as required by this Note or any related document), then, at the Lender's election and beginning five (5) days after written notice of such an Event of Default is given by Lender and continuing until such Event of Default is no longer continuing and the Lender is aware of such fact, the interest rate hereunder shall increase by one quarter of one percent (.25%) during the first thirty (30) day period beginning five (5) days after such notice is given, and increase (cumulatively) by an additional one quarter of one percent (.25%) during and effective with respect to each thirty
(30) day period thereafter during which such Event of Default continues. The increased interest rate(s) provided for in the previous sentence shall apply to the entire outstanding principal balance hereunder, and the interest rate shall revert to the otherwise applicable interest rate effective on the date on which the Event of Default is no longer continuing and the Lender is aware of such fact; the provisions of this sentence and the preceding sentence shall not apply if this Note is covered by Regulation Z of the Federal Reserve Board (Truth in Lending) or any like disclosure requirement.

         (b) Lender may, by written notice to Borrower, at any time and from time to time, waive any Event of Default or "Unmatured Event of Default" (as defined below), which shall be for such period and subject to such conditions as shall be specified in any such notice. In the case of any such waiver, Lender and Borrower shall be restored to their former position and rights hereunder, and any Event of Default or Unmatured Event of Default so waived shall be deemed to be cured and not continuing; but no such waiver shall extend to or impair any subsequent or other Event of Default or Unmatured Event of Default. No failure to exercise, and no delay in exercising, on the part of Lender of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of Lender herein provided are cumulative and not exclusive of any rights or remedies provided by law. "Unmatured Event of Default" means any event or condition which would become an Event of Default with notice or the passage of time or both.

8.       NO INTEREST OVER LEGAL RATE.

         Borrower does not intend or expect to pay, nor does Lender intend or expect to charge, accept or collect any interest which, when added to any fee or other charge upon the principal which may legally be treated as interest, shall be in excess of the highest lawful rate. If acceleration, prepayment or any other charges upon the principal or any portion thereof, or any other circumstance, result in the computation or earning of interest in excess of the highest lawful rate, then any and all such excess is hereby waived and shall be applied against the remaining principal balance. Without limiting the generality of the foregoing, and notwithstanding anything to the contrary contained herein or otherwise, no deposit of funds shall be required in connection herewith which will, when deducted from the principal amount outstanding hereunder, cause the rate of interest hereunder to exceed the highest lawful rate.




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

9.       PAYMENTS, ETC.

         All payments hereunder shall be made in immediately available funds, and shall be applied first to accrued interest and then to principal; however, if an Event of Default occurs, Lender may, in its sole discretion, and in such order as it may choose, apply any payment to interest, principal and/or lawful charges and expenses then accrued. Borrower shall receive immediate credit on payments received during Lender's normal banking hours if made in cash, immediately available funds, or by debit to available balances in an account at Lender; otherwise payments shall be credited after clearance through normal banking channels. Borrower authorizes Lender to charge any account of Borrower maintained with Lender for any amounts of principal, interest, taxes, duties, or other charges or amounts due or payable hereunder, with the amount of such payment subject to availability of collected balances in Lender's discretion; unless Borrower instructs otherwise, all Loans shall be credited to an account(s) of Borrower with Lender. LENDER AT ITS OPTION MAY MAKE LOANS HEREUNDER UPON TELEPHONIC INSTRUCTIONS AND IN SO DOING SHALL BE FULLY ENTITLED TO RELY SOLELY UPON INSTRUCTIONS, INCLUDING WITHOUT LIMITATION INSTRUCTIONS TO MAKE TRANSFERS TO THIRD PARTIES, REASONABLY BELIEVED BY LENDER TO HAVE BEEN GIVEN BY AN AUTHORIZED PERSON, WITHOUT INDEPENDENT INQUIRY OF ANY TYPE. All payments shall be made without deduction for or on account of any present or future taxes, duties or other charges levied or imposed on this Note or the proceeds. Lender or Borrower by any government or political subdivision thereof. Borrower shall upon request of Lender pay all such taxes, duties or other charges in addition to principal and interest, including without limitation all documentary stamp and intangible taxes, but excluding income taxes based solely on Lender's income.

10.      SETOFF.

         At any time and without notice of any kind, any account, deposit or other indebtedness owing by Lender to Borrower, and any securities or other property of Borrower delivered to or left in the possession of Lender or its nominee or bailee, may be set off against and applied in payment of any obligation hereunder, whether due or not.

11.      NOTICES.

         All notices, requests and demands to or upon the respective parties hereto shall be deemed to have been given or made when deposited in the mail, postage prepaid, addressed if to Lender to its ________ banking office indicated above (Attention: Division Head, Lending Division), and if to Borrower to its address set forth below, or to such other address as may be hereafter designated in writing by the respective parties hereto or, as to Borrower, may appear in Lender's records.

12.      MISCELLANEOUS.

         This Note and any document or instrument executed in connection herewith shall be governed by and construed in accordance with the internal law of the State of Florida, and shall be deemed to have been executed in the State of Florida. Unless the context requires otherwise,




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

wherever used herein the singular shall include the plural and vice versa, and the use of one gender shall also denote the other. Captions herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof; references herein to Sections or provisions without reference to the document in which they are contained are references to this Note. This Note shall bind Borrower, its heirs, trustees (including without limitation successor and replacement trustees), executors, personal representatives, successor and assigns, and shall inure to the benefit of Lender, its successors and assigns, except that Borrower may not transfer or assign any of its rights or interest hereunder without the prior written consent of Lender. Borrower agrees to pay upon demand all expenses (including without limitation attorneys' fees, legal costs and expenses, and time charges of attorneys who may be employees of Lender, in each case whether in or out of court, in original or appellate proceedings or in bankruptcy) incurred or paid by Lender or any holder hereof in connection with the enforcement or preservation of its rights hereunder or under any document or instrument executed in connection herewith. Borrower expressly and irrevocably waives notice of dishonor or default as well as presentment, protest, demand and notice of any kind in connection herewith. If there shall be more than one person or entity constituting Borrower, each of them shall be primarily, jointly and severally liable for all obligations hereunder.

13.      WAIVER OF JURY TRIAL, ETC.

         BORROWER HEREBY IRREVOCABLY AGREES THAT, SUBJECT TO LENDER'S SOLE AND ABSOLUTE ELECTION, ALL SUITS, ACTIONS OR OTHER PROCEEDINGS WITH RESPECT TO, ARISING OUT OF OR IN CONNECTION WITH THIS NOTE OR ANY DOCUMENT OR INSTRUMENT EXECUTED IN CONNECTION HEREWITH SHALL BE SUBJECT TO LITIGATION IN COURTS HAVING SITUS WITHIN OR JURISDICTION OVER THE STATE OF FLORIDA. BORROWER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED IN OR HAVING JURISDICTION OVER SUCH STATE, AND HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO REQUEST OR DEMAND TRIAL BY JURY, TO TRANSFER OR CHANGE THE VENUE OF ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT BY LENDER IN ACCORDANCE WITH THIS PARAGRAPH, OR TO CLAIM THAT ANY SUCH PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

[ ]      See Rider attached hereto and incorporated herein by reference.

         Lender is hereby authorized by Borrower without notice to Borrower to fill in any blank spaces and dates and strike inapplicable terms herein or in any related document to conform to the terms upon which the Loan(s) evidenced hereby are or may be made, for which purpose Lender shall be deemed to have been granted an irrevocable power of attorney coupled with an interest.




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         Florida documentary stamp tax required by law in the amount of $ N/A has been paid or will be paid directly to the Department of Revenue. Certificate of Registration No. .

                                            Address for Notices:

SUN HYDRAULICS CORPORATION,                 1500 University Parkway
a Florida Corporation                       Sarasota, FL  34243
                                            Attention:
                                                       -------------------------
By: /s/ Richard J. Dobbyn
    ---------------------------
        Richard J. Dobbyn
Title:  Chief Financial Officer

















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